UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2022

EXPRESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34742	26-2828128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Express Drive Columbus, Ohio	43230
(Address of principal executive offices)	(Zip Code)

(614) 474-4001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	EXPR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Investment Agreement

On December 8, 2022, Express, Inc., a Delaware corporation (the “Company”), entered into an investment agreement (the “Investment Agreement”) with WH Borrower, LLC, a Delaware limited liability company (“WHP”), relating to the issuance and sale of shares of the Company’s common stock, par value $0.01 (the “Common Stock”), in a private placement to WHP. Pursuant to the Investment Agreement, the Company will issue and sell 5.4 million shares of Common Stock to WHP (the “Purchased Shares”) for a purchase price of $4.60 per share, or an aggregate purchase price of approximately $25.0 million (the “Stock Purchase”).

The closing of the Stock Purchase (the “Closing”) is subject to lender consent and the satisfaction or waiver of customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company will use the proceeds from the Stock Purchase to (i) repay the Company’s outstanding term loan, (ii) fund the Joint Venture’s (as defined below) first year guaranteed minimum royalty of $60.0 million pursuant to the License Agreement (as defined below), (iii) pay costs, fees and expenses incurred in connection with the Investment Agreement and other associated transactions, and (iv) for general corporate purposes, including working to increase the Company’s scale and profitability and to pursue acquisitions. The Investment Agreement contains customary representations, warranties and covenants of the Company and WHP and provides that the Company and WHP will enter into the Registration Rights Agreement (as defined below) in connection with the Closing.

WHP Director

Pursuant to the Investment Agreement, in connection with the Closing of the Stock Purchase, Mr. Yehuda Shmidman, Chairman and Chief Executive Officer of WHP Global (the “Investor Director”), will be appointed to the Company’s Board of Directors (the “Board”). Until the occurrence of the Fall-Away of Investor Board Rights (as defined in the Investment Agreement), in the event of the death, disability, resignation or removal of the Investor Director as a member of the Board, WHP may designate a replacement designee reasonably acceptable to the Board (and the Compensation and Governance Committee of the Board). Until the occurrence of the Fall-Away of Investor Board Rights, at any annual meeting of the Company’s stockholders at which the term of the Investor Director (or any subsequent replacement of the Investor Director) shall expire, WHP shall have the right to designate one director, which director shall be nominated by the Board for election at such annual meeting. Upon the occurrence of the Fall-Away of Investor Board Rights, the Investor Director shall immediately resign from the Board.

Restrictions on Transfer

Subject to certain exceptions set forth in the Investment Agreement, neither WHP nor any of its affiliates may transfer any of the Purchased Shares to any unaffiliated person until July 1, 2026, subject to certain exceptions set forth in the Investment Agreement. WHP and its affiliates are also restricted from transferring Purchased Shares to a Prohibited Transferee (as defined in the Investment Agreement) or from tendering any shares into any tender offer not approved by the Board.

Standstill

Except as otherwise expressly permitted in the Investment Agreement and subject to certain exceptions, WHP agrees that until the later of (a) the Fall-Away of Investor Board Rights and (b) the 12-month anniversary of Closing, without the prior written approval of the Board, WHP is subject to certain customary standstill restrictions, including prohibitions on (i) acquiring or proposing to acquire securities or assets of the Company or its subsidiaries, (ii) participating in any solicitation of proxies or seeking to advise or influence any person with respect to voting of Company securities, (iii) demanding a copy of the Company’s stock ledger list of stockholders, (iv) effecting a tender offer, merger or acquisition of the Company, (v) seeking to control or influence the Company, (vi) initiating or joining certain actions against the Company, (vii) increasing its beneficial ownership to more than 15%, (viii) taking any action that would require a public announcement regarding the possibility of a transaction or certain events and (ix) joining or participating in a “group” (as defined in Sections 13(d)(3) and 13(g)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with any third party.

Registration Rights Agreement

At the Closing, in connection with the Investment Agreement, the Company and WHP will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Company will grant WHP certain registration rights. Under the Registration Rights Agreement, the Company is required to register the resale of the Purchased Shares by July 1, 2026.

Membership Interest Purchase Agreement

On December 8, 2022, the Company entered into a membership interest purchase agreement (the “Membership Interest Purchase Agreement”), by and among the Company, WHP and Express LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Seller”). Pursuant to the Membership Interest Purchase Agreement, (a) Seller and wholly owned subsidiary of Seller (“Contribution Co”) will enter into a contribution agreement (the “Contribution Agreement”) with EXP TOPCO, LLC (the “Joint Venture”), pursuant to which Seller will contribute certain of its intellectual property assets to the Joint Venture in exchange for 100% of the limited liability company interests of the Joint Venture, after which Seller will assign a 1% limited liability company interest to Contribution Co and (b) at least two days following the closing of the transactions contemplated by the Contribution Agreement, WHP will purchase from Seller a 60% ownership interest in the Joint Venture. The closing of the Membership Interest Purchase Agreement will take place simultaneously with the Closing.

Operating Agreement

At the Closing, in connection with the Membership Interest Purchase Agreement, Seller, Contribution Co and an affiliate of WHP will enter into an amended and restated limited liability company agreement governing the operations of the Joint Venture (the “Operating Agreement”). Cash earnings of the Joint Venture will be distributed quarterly to the Company (through Seller and Contribution Co) and WHP on a pro rata basis. Under the Operating Agreement, the Joint Venture will be managed by a board of managers controlled by WHP, subject to the Company’s right to approve certain actions by the Joint Venture. The Operating Agreement precludes the Company from entering into any partnership or other similar agreement or any sale, merger or other divestiture with certain Restricted Parties (as defined in the Operating Agreement). Pursuant to the Operating Agreement, each of WHP and the Company will agree to provide the other with a right of first offer with respect to any Retail Opportunity (as defined in the Operating Agreement).

Intellectual Property License Agreement

At Closing, the Company and the Joint Venture will enter into an Intellectual Property License Agreement (the “License Agreement”). The License Agreement provides the Company with an exclusive license in the United States to the intellectual property contributed in connection with the Membership Interest Purchase Agreement and certain other intellectual property. The initial term of the License Agreement is 10 years, and the License Agreement automatically renews for successive renewal terms of 10 years (unless the Company provides notice of non-renewal at least 24 months prior to the end of the initial or applicable renewal term). Except for the Company’s right not to renew the License Agreement, the License Agreement is not terminable by either party. The Company will pay the Joint Venture a royalty on net sales of certain licensed goods and will commit to an annual guaranteed minimum annual royalty during the term of the License Agreement (i.e., $60 million in the first contract year, increasing by $1 million per year for the next five contract years, and remaining at $65 million following the sixth contract year). The Company will pay actual royalties at a rate of (i) 3.25% of net sales arising from retail sales of certain licensed goods in the first through the fifth contract years (and 3.5% thereafter), and (ii) 8% of net sales arising from wholesale sales of such goods.

Copies of the Investment Agreement, the Registration Rights Agreement, the Membership Interest Purchase Agreement, the Operating Agreement and the License Agreement, respectively, will be filed by amendment on Form 8-K/A to this Current Report within four business days of the date hereof and the foregoing descriptions of each of the Investment Agreement, the Registration Rights Agreement, the Membership Interest Purchase Agreement, the Operating Agreement and the License Agreement are qualified in their entirety by reference thereto.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above under Item 1.01, to the extent applicable, is hereby incorporated by reference herein. Based in part upon the representations in the Investment Agreement, the offer and sale of the Purchased Shares was made in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The Purchased Shares have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements. The sale of the Purchased Shares did not involve a public offering and was made without general solicitation or general advertising. WHP represented that it is an accredited investor, as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and that it is acquiring the securities for investment purposes only and not with a view to any resale, distribution or other disposition of the securities in violation of the U.S. federal securities laws.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

Item 7.01.	Regulation FD Disclosure.

On December 8, 2022, the Company issued the press release furnished hereto as Exhibit 99.1, which is incorporated herein by reference. An investor presentation and infographic of the transaction will be available at www.express.com/investor beginning at approximately 7:00 a.m. ET on December 8, 2022.

The information included in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of Section 18 of the Exchange Act. The information in this Item 7.01 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing or other document filed by the Company with the SEC pursuant to the Securities Act, the rules and regulations of the SEC thereunder, the Exchange Act, or the rules and regulations of the SEC thereunder, except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01.	Other Events.

On December 2, 2022, the Company delivered written notice to BofA Securities, Inc. (“BofA Securities”) to terminate that certain ATM Equity OfferingSM Sales Agreement, dated June 3, 2021, by and between the Company and BofA Securities (the “Sales Agreement”). The termination of the Sales Agreement was effective as of December 7, 2022. The Company exercised its option to terminate the Sales Agreement due to the fact that the Company no longer intends to utilize the Sales Agreement. There are no penalties associated with the termination of the Sales Agreement.

Pursuant to the Sales Agreement, the Company could, from time to time, issue and sell through BofA Securities up to 15,000,000 shares of its Common Stock through “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. Prior to its termination, the Company did not issue or sell any shares of its Common Stock pursuant to the Sales Agreement.

The foregoing description of the Sales Agreement is not complete and is qualified in entirety by reference to the full text of such agreement, a copy of which was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on June 3, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Express, Inc. dated December 8, 2022.

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESS, INC.

Date: December 8, 2022	By:	/s/ Jason Judd
	Name:	Jason Judd
	Title:	Senior Vice President, Chief Financial Officer and Treasurer